Exhibit 99.1

MEDIA RELEASE

ALDERWOODS GROUP ANNOUNCES
TENDER OFFER AND CONSENT SOLICITATION

CINCINNATI — July 22, 2004 — Alderwoods Group, Inc. (NASDAQ:AWGI) (“AlderwoodsGroup” or the “Company”) announced today that it has commenced a cash tender offer (the “Tender Offer”) and consent solicitation for any and all of its $320,752,500 outstanding principal amount of 12-1/4% Senior Notes due 2009 (CUSIP No. 014383AC7 and ISIN No. US014383AC79)  (the “Notes”).

The total consideration to be paid for each $1,000 principal amount of Notes validly tendered in the offer will be based on a fixed spread of 50 basis points over the yield to maturity on the price determination date of the 1-3/4% U.S. Treasury Note due December 31, 2004, and accrued and unpaid interest up to, but not including, the date of payment for the Notes will also be paid.  The price determination date will be August 5, 2004, unless the Company extends the Expiration Time (as defined below), prior to August 5, 2004 or extends the Expiration Time after August 5, 2004 by more than three business days, in which case the new price determination date will be the tenth business day immediately preceding the Expiration Time as so extended but no earlier than the first business day after public announcement of such extension.

In connection with the Tender Offer, Alderwoods Group is soliciting consents (the “Consent Solicitation” and, together with the Tender Offer, the “Offer”) to certain proposed amendments to eliminate substantially all of the restrictive covenants in the indenture governing the Notes.  Alderwoods Group is offering to make a consent payment (which is included in the total consideration described above) of $30.00 per $1,000 principal amount of Notes to holders who validly tender their Notes and deliver their consents at or prior to 5:00 p.m., New York City time, on August 4, 2004, unless extended (the “Consent Payment Deadline”).  Holders may not tender their Notes without delivering consents or deliver consents without tendering their Notes.

As of 2:00 p.m., New York City time, on July 22, 2004, the reference treasury yield was 1.640% and, based on such yield, plus the fixed spread of 50 basis points, the total consideration for the Notes, which includes the consent payment but not accrued interest, would be $1,099.06, assuming a settlement date of August 19, 2004.

The Offer is scheduled to expire at midnight, New York City time, on August 18, 2004 (the “Expiration Time”), unless extended or earlier terminated.  However, no consent payments will be made in respect of Notes tendered after the Consent Payment Deadline.  Tendered Notes may not be withdrawn and consents may not be revoked after 5:00 p.m., New York City time on August 4, 2004.  Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof.

The Offer is subject to the satisfaction of certain conditions, including the receipt of financing and the receipt of consents of Holders representing a majority in principal amount of the outstanding Notes.  The terms of the Offer are described in the Offer to Purchase and Consent Solicitation Statement dated July 22, 2004, copies of which may be obtained from Global Bondholder Services

Corporation, the information agent for the Offer, at (866) 294-2200 (US toll free) and (212) 430-3774 (collect).

Alderwoods Group has engaged Banc of America Securities LLC to act as the exclusive dealer manager and solicitation agent in connection with the Offer.  Questions regarding the Offer may be directed to Banc of America Securities LLC, High Yield Special Products, at (888) 292-0070 (US toll-free) and (704) 388-4813 (collect).

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities.  The Offer is being made solely by the Offer to Purchase and Consent Solicitation Statement dated July 22, 2004.

Company Information

The Company is the second largest operator of funeral homes and cemeteries in North America based on total revenue and number of locations.  As of June 19, 2004, the Company operated 716 funeral homes, 130 cemeteries and 61 combination funeral home and cemetery locations in the United States and Canada.  Of the Company’s total locations, 59 funeral homes, 53 cemeteries and four combination funeral home and cemetery locations were held for sale as of June 19, 2004.  The Company provides funeral and cemetery services and products on both an at-need and pre-need basis.  In support of the pre-need business, it operates insurance subsidiaries that provide customers with a funding mechanism for the pre-arrangement of funerals.

Forward Looking Statements

Certain statements contained in this press release, including, but not limited to, information regarding the plans and objectives of the Company’s management, are forward-looking statements within the meaning of Section 27A(i) of the Securities Act of 1933 and Section 21E(i) of the Securities and Exchange Act of 1934. The words “believe,” “may,” “will,” “estimate,” “continues,” “anticipate,” “intend,” “expect” and similar expressions identify these forward-looking statements. These forward-looking statements are made subject to certain risks and uncertainties that could cause actual results to differ materially from those stated, including the following: the ability of the Company to obtain financing necessary to consummate the tender offer; uncertainties associated with future revenue and revenue growth; the impact of the Company’s significant leverage on its operating plans; the ability of the Company to service its debt; and various other uncertainties associated with the funeral service industry and the Company’s operations in particular, which are referred to in the Company’s periodic reports filed with the Securities and Exchange Commissionor this press release. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:	Kenneth A. Sloan	Tamara Malone
	Executive Vice President,	Manager,
	Chief Financial Officer	Media and Investor Relations
	Alderwoods Group, Inc.	Alderwoods Group, Inc.
	Tel: 416.498.2455	Tel: 416.498.2778
	Fax: 416.498.2449	Fax: 416.498.2449
	Email: ken.sloan@alderwoods.com	tamara.malone@alderwoods.com